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Chris Doll (Investor Relations) June 27, 2022
Christopher.doll@53.com | 513-534-2345

Ed Loyd (Media)
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Source: Fifth Third Bancorp

Fifth Third Releases Stress Capital Buffer Requirement
Results reaffirm Fifth Third’s balance sheet strength

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today released its indicative stress capital buffer requirement resulting from the Federal Reserve Board’s (“FRB”) 2022 Comprehensive Capital Analysis and Review results incorporating the FRB’s supervisory severely adverse scenario published in February 2022. Fifth Third’s indicative stress capital buffer under this scenario remains at the minimum level of 2.5%, effective October 1, 2022. Fifth Third's Common Equity Tier 1 (CET1) ratio significantly exceeds the regulatory minimum (4.5%) plus our stress capital buffer, reflecting our strong capital levels.

Consistent with its planned capital actions submitted to the Federal Reserve, Fifth Third intends to recommend to its Board of Directors an increase to the quarterly cash dividend on its common dividend in September, which may be up to 3 cents per share. All future capital actions are subject to evaluation of Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, other risks and uncertainties, and approval by the Board of Directors.

“The stress test results reaffirm our belief that our already-strong capital ratios would remain above buffered minimum levels for the duration of a nine-quarter severely adverse stress test, with the capacity to increase our common dividend while continuing to provide support to the broader economy,” said Greg Carmichael, chairman and CEO of Fifth Third Bancorp. “The outcomes of the stress test demonstrate Fifth Third’s balance sheet resilience and the soundness of our capital levels. As always, our Board of Directors monitors the situation very closely and will continue to make a quarterly decision on the dividend based on the economic outlook and the strength of our balance sheet.”

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About Fifth Third
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of March 31, 2022, the Company had $211 billion in assets and operates 1,079 full-service Banking Centers, and 2,201 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 54,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2022, had $549 billion in assets under care, of which it managed $61 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB”.

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